Exhibit 99.1

LANDSEA HOMES ADDS TWO SENIOR INDUSTRY EXPERIENCED MEMBERS TO BOARD OF DIRECTORS

Susan Lattmann and Mollie Fadule Bring Decades of Financial and Real Estate Experience

Newport Beach, Calif. (December 27, 2021) — Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, announced today that Susan Lattmann and Mollie Fadule have joined the Company’s Board of Directors. Lattmann is an experienced executive and corporate board director, with more than 30 years of experience. Fadule is a senior leader in the commercial real estate industry with significant experience in real estate private equity and real estate and construction technology. Both will join the Board on December 31, 2021.

“We’re thrilled to have Susan and Mollie join our respected and diverse board of directors, as their depth of industry experience will certainly provide important voices to our boardroom,” said John Ho, Chief Executive Officer, Landsea Homes. “Landsea Homes will benefit greatly from their strategic leadership and acumen. They strengthen our commitment to a robust environmental, social and governance structure and will ensure Landsea Homes is positioned for continued success.”

Currently serving as CFO for The Row, an international privately held luxury apparel retailer, Lattmann provides strategic value to the principal investors. Previously, she worked for Bed Bath & Beyond Inc. for more than 23 years, where she held several roles including CFO and CAO, leading many areas including real estate, finance, merchandise operations, and information technology, among others. Lattmann was instrumental in the Company’s enterprise-wide strategy to enhance margin and improve profit through cost reductions. She began her professional career with Arthur Andersen, and held progressive roles including Audit Manager during her tenure, auditing public and private companies in the consumer products, gaming and financial industries.

“I am very excited about the opportunity to join the Board of Directors of one of the most strategic public homebuilders in the industry,” said Lattmann. “I look forward to working with my Board colleagues and the Senior Leadership team to lead Landsea Homes into a very bright future.”

Fadule is currently the Chief Financial and Investment officer at JPI, a developer, builder and investment manager with a track record spanning 100,000 units and $15 billion in multifamily development across the US. She is also a Founder and Partner of Cephas Partners, a private equity firm specializing in alternative investments with a primary focus on real estate related opportunities. Since 2015, she has invested in and advised multiple companies bringing new technologies to the real estate and construction industries. Prior to co-founding Cephas Partners, Fadule was a Vice President at Bank of America Merrill Lynch in the Real Estate Principal Investments group in New York. She previously served on the Global CREW Network Board, serving over 11,000 women in commercial real estate.

“It’s an honor to join Landsea Homes’ esteemed Board of Directors,” said Fadule. “2022 will be a monumental year for the Company and I’m excited for the opportunity to advance their vision of building the most sustainable, best-in-class master planned communities in the country.”

For more information about Landsea Homes, visit http://www.landseahomes.com.

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA., that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provide homebuyers the opportunity to “Live in Your Element®.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

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Media Contact:

Annie Noebel

Cornerstone Communications

anoebel@cornerstonecomms.com

(949) 449-2527

Investor Relations Contact:

Drew Mackintosh, CFA

Mackintosh Investor Relations, LLC

drew@mackintoshir.com

(512) 243-5009